Exhibit 99.1

FROM:	MSA
Ticker: MSA (AMEX)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Announces Record First Quarter Results

Global Safety Equipment Manufacturer Continues Strong Performance

•	Net Sales Increase 21 Percent

•	Net Income from Continuing Operations Up 54 Percent

•	Strong North American Sales of Breathing Apparatus and Military Helmets Fuel Results

PITTSBURGH, April 29, 2004 – MSA (AMEX: MSA) today announced that net sales for the first quarter of 2004 were $194,490,000, compared with $160,391,000 for the first quarter of 2003, an increase of $34.1 million, or 21 percent. Net income from continuing operations for the first quarter of 2004 improved 54 percent to $16,138,000, or 43 cents per diluted share, compared with $10,499,000, or 29 cents per diluted share, for the same quarter last year.

Net income for the first quarter increased 34 percent to $16,138,000, or 43 cents per diluted share, compared with $12,013,000, or 33 cents per diluted share, for the same quarter last year. First quarter 2003 net income included net income from discontinued operations of $1,514,000, or 4 cents per diluted share, related to the Callery Chemical Division which was sold to BASF Corporation in September 2003.

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The most significant sales growth during the quarter occurred in North America, led by strong shipments of self-contained breathing apparatus (SCBA) and thermal imaging cameras (TICs) to the fire service market. Demand has been particularly strong for the company’s latest generation of SCBA which, in 2003, was the first to be certified for use by emergency responders in environments involving chemical, biological, radiological, and nuclear (CBRN) agents. Increased thermal imaging camera sales reflect strong demand for the company’s Evolution® 5000 TIC, which combines the functionality and durability required by the fire service with features and performance not found on other small format cameras. Sales of the company’s Advanced Combat Helmet (ACH) for the military and related communication systems were also significantly higher in the current quarter.

In the International segment, sales improved on local currency growth in the Africa/Mideast and Latin America regions and favorable currency exchange effects. Local currency sales in Europe were flat during the quarter. When stated in U.S. dollars, reported sales in Europe were higher due to the strengthening of the Euro over the past year.

The improvement in first quarter net income is largely related to the previously-discussed sales growth in North America. European earnings were also higher, on improved gross margins. Results for International operations were flat.

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“We’re very pleased to be able to carry the positive momentum from the previous year into the first quarter of 2004,” said John T. Ryan III, MSA Chairman and CEO. “Developing innovative products that help protect the lives of men and women in uniform, be they first responders or members of the military, continues to be a major focus of our company. However, we also recognize the need to continue advancing the level of safety for workers in any industry where hazards exist. Our recent performance in the market stems from a commitment to developing innovative safety products that meet the latest performance standards and anticipate customer needs on multiple fronts,” Mr. Ryan said.

About MSA:

MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. MSA products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad offering of consumer and contractor safety products through retail channels.

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Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. These risks, uncertainties and other factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”), including without limitation our most recent filing on Form 10-K, filed on March 15, 2004 and our Form S-3, filed on April 16, 2004. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. Our SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial web sites.

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The results from operations for the three-month period ended March 31 are as follows.

(Note: Amounts in thousands, except earnings per share and shares outstanding)

	Three Months Ended March 31
	2004	2003
Net sales	$194,490	$160,391
Other income	786	96
Cost of products sold	109,331	93,853
Selling and administrative costs	47,730	39,096
Research and development	5,215	5,042
Depreciation, amortization and other costs	7,001	5,362

Income from continuing operations before income taxes	25,999	17,134
Provision for income taxes	9,861	6,635

Net income from continuing operations	16,138	10,499
Net income from discontinued operations	—	1,514

Net income	16,138	12,013

Basic earnings per share
Continuing operations	$.44	$.29
Discontinued operations	—	.04

Net income	.44	.33

Diluted earnings per share
Continuing operations	$.43	$.29
Discontinued operations	—	.04

Net income	.43	.33

Average number of common shares outstanding (basic)	36,963,548	36,630,582

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